Exhibit 99.1

                     FLEETWOOD NAMES PAUL C. ESKRITT
                    EXECUTIVE VICE PRESIDENT - RV GROUP


Riverside, Calif., January 5, 2007 - Fleetwood Enterprises, Inc. (NYSE:FLE) announced today that Paul C. Eskritt has been promoted to executive vice president of the Company's recreational vehicle group, which encompasses the motor home, travel trailer and folding trailer divisions.

Eskritt joined Fleetwood following a 15-year career in finance, program and project management, and information systems for a national multi-plant manufacturing operation. He was hired in 1999 as motor home division controller and, in 2001, he was promoted to controller - RV Group. The following year, he was named general manager of Fleetwood's single largest production facility, the diesel motor home plant in Decatur, Indiana, where he had responsibility for all operations. In October 2005, Eskritt was appointed vice president - motor home division. He earned both his bachelor's degree in accounting and his master's of business administration degree in management information systems from the University of Minnesota - Minneapolis.

"Paul's experience with Fleetwood, combined with his financial acumen and demonstrated leadership in a variety of increasingly responsible roles, make him eminently qualified for his new position," said Elden L. Smith, Fleetwood's president and chief executive officer. "Under his leadership, the motor home division has made significant progress in such areas as operational effectiveness and innovative product development, in spite of a very challenging market environment."

In conjunction with this announcement, Fleetwood also reported that Christopher J. Braun has left the Company. Braun joined Fleetwood in May 2003 as senior vice president - RV Group.

"Chris has been a dedicated associate who guided the RV Group through many changes," Smith said. "We wish him well in his future endeavors and thank him for his commitment to Fleetwood during his tenure with us."

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that the Company will regain sustainable profitability in the foreseeable future; the Company's ability to comply with financial tests and covenants on existing debt obligations and to obtain future financing needed in order to execute its business strategies; the volatility of the Company's stock price; the impact of ongoing weakness in the manufactured housing market and more recent weakness in the recreational vehicle market; the effect of global tensions, fuel prices, interest rates, and other factors on consumer confidence, which in turn may reduce demand for Fleetwood's products; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; repurchase agreements with floorplan lenders, which could result in increased costs; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; expenses and uncertainties associated with the manufacturing, development and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the highly competitive nature of our industries; and lack of acceptance of Fleetwood's products.

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